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                                                                    Exhibit 10.7

                              EMPLOYMENT AGREEMENT

          This EMPLOYMENT AGREEMENT is entered into as of the 30th day of January, 2006, and deemed effective as of June 1, 2005, by and between Ashton Woods USA, LLC, a Nevada limited liability company (the "Company") and Tom Krobot ("Executive"), an individual resident in the State of Georgia.

                                   WITNESSETH:

          WHEREAS, Executive is currently employed by the Company as its President and Chief Executive Officer;

          WHEREAS, Executive and the Company have agreed upon certain terms of continued employment for a period of five years, including terms relating to severance and certain incentive payments related to specified events with respect to the Company; and

          WHEREAS, Executive and the Company wish to reflect such agreements in writing as set forth herein.

          NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, the Company and Executive hereby agree as follows:

     1. Employment.

          1.1 Employment and Duties. The Company hereby agrees to continue to employ Executive for the Term (as hereinafter defined) as its President and Chief Executive Officer, subject to the direction of the Board of Directors (the "Board") of the Company and, in connection therewith, to perform such duties as he shall reasonably be directed by the Board to perform and as are normal and customary for such title and position. In performing such duties hereunder, Executive shall comply with the policies and procedures as adopted from time to time by the Board, shall give the Company the benefit of his special knowledge, skills, contacts and business experience, shall perform his duties and carry out his responsibilities hereunder in a diligent manner, and shall devote all of his business time, attention, ability and energy exclusively to the performance of his duties and responsibilities hereunder; provided, however, that Executive may, with the approval of the Board from time to time, serve, or continue to serve, on the board of directors of, and hold any other offices or positions in, companies or organizations, which, in the such officer's reasonable judgment, will not present any conflict of interest with the Company or any of its affiliates or divisions, or materially adversely affect the performance of Executive's duties pursuant to this Agreement. Executive hereby accepts such continued employment and agrees to render such services.

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     2. Employment Term.

          2.1 Term. The term of Executive's employment hereunder (the "Term") shall commence effective as of the date hereof and shall end on May 31, 2010; provided that upon payment of the incentive award set forth in Section 3.2, this Agreement shall terminate and Executive's employment shall continue as an employee at will. Upon expiration of the Term, Executive's employment with the Company shall be as an employee at will, subject to the employment policies and practices of the Company, unless otherwise agreed by the Company and Executive.

     3. Compensation and Benefits.

          3.1 Cash Compensation.

               (1) Base Salary. In consideration of Executive's services hereunder the Company shall pay Executive an aggregate base salary at an annualized rate, effective as of the date hereof of $225,000, payable, in each case, in such nearly equal installments as may be customary for executive officers employed by the Company (but not less frequently than monthly) or as may otherwise be agreed to between the Company and Executive, in arrears (the "Base Salary"). The Base Salary for each year shall be prorated according to the number of days in such year during which this Agreement is in effect.

               (2) Bonuses. Executive shall receive an annual bonus equal to four percent (4.0%) of the first $10,000,000, and three percent (3.0%) of any amount in excess of $10,000,000, of the Company's annual net income calculated in accordance with generally accepted accounting principles and as reflected in the annual audited financial statements of the Company, as adjusted to exclude imputed interest on equity and bonuses paid at the operational level and specific projects as agreed to from time to time. Such bonus will be paid within four months following the end of the Company's fiscal year.

          3.2 Incentive Reward Program. Executive shall be entitled to an incentive bonus upon the sale of the Company (whether in the form of (i) a sale of all or substantially all of the Company's assets, (ii) a merger or combination of the Company with any other entity pursuant to which a majority of the outstanding equity of the Company is owned following such transaction by a person or persons who prior to such transaction had no equity ownership in the Company or (iii) any other such transaction resulting in a similar change of control (a "Sale of the Company")), or upon consummation of an initial public offering of equity of the Company (an "IPO"). Such incentive bonus payment shall be due and owing to Executive upon consummation of any such Sale of the Company or IPO irrespective of Executive's continued employment by the Company subsequent to such triggering event.

               (1) Upon a Sale of the Company, effective as of the closing of such transaction, Executive shall receive an amount equal to three percent (3%) of the excess


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of the aggregate price paid by the buyer or buyers in such Sale of the Company over the book value of the Company (as determined in good faith by the Board (the "Book Value")) at the time of such sale; provided that such payment shall be equal to at least a minimum of $3,000,000. Such payment shall be made to Executive in the same manner at the same time that the sale proceeds are paid to the equity owners of the Company.

               (2) If the Company engages in an IPO, upon the closing of the IPO, Executive shall be entitled to a payment equal to three percent (3%) of the amount by which the aggregate market value of the Company at such time, based on the valuation applied in the IPO, exceeds the then Book Value, subject to a minimum payment of $3,000,000. If possible, such payment will be made by issuance to Executive of equity stock in the Company with an aggregate value equal to the amount of the payment owed, otherwise, such payment shall be made in cash or some other mutually agreed upon method.

          3.3 Participation in Benefit Plans. The payments provided in Section 3 hereof are in addition to any benefits to which Executive may be, or may become, entitled under any benefit plan or program of the Company for which key executives are or shall become eligible, including, without limitation, pension, 401(k), life and disability insurance benefits and/or plans. Further, Executive shall be eligible to receive during the period of his/her employment under this Agreement, all benefits for which executives are eligible under every such plan or program to the extent permissible under the general terms and provisions of such plans or programs and in accordance with the provisions thereof.

          3.4 Vacation. Executive shall be subject to the Company's vacation policy in force from time to time. Vacation may be taken at times which do not unreasonably interfere with the performance of Executive's duties hereunder.

          3.5 Health Insurance. During the term of this Agreement and continuing until Executive reaches the age of 65 on February 26, 2012, Executive and Executive's spouse shall be entitled to participate in the health insurance plan of the Company then provided to employees, whether or not Executive is then employed by the Company, irrespective of the reason for termination, including voluntary retirement. Following Executive's employment with the Company, Executive and Executive's spouse will remain eligible for coverage by such then in effect health insurance plan of the Company on the same terms as if Executive had remained an active employee of the Company. Executive's contribution toward the cost of such health coverage shall be the same as such contribution would be if Executive remained in the employ of the Company. In the event of any sale or merger of the Company or other transaction resulting in a change of control of the Company, as a condition to the Company's consummation of such transaction, the Company shall require that the acquiring entity provide health insurance coverage to Executive and Executive's spouse on the same terms as provided to its then active employees until February 26, 2012 on terms substantially similar to those set forth in this Section 3.5.


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     4. Termination.

          4.1 General. The Company shall have the right to terminate the employment of Executive as set forth in this Section 4.

          4.2 Termination for Cause. In addition to any other remedies which the Company may have at law or in equity, the Company may immediately terminate Executive's employment under this Agreement by giving Executive written notice of such termination upon or at any time following the good-faith determination by the Company's Board that any of the following events has occurred, and each such termination shall constitute a termination for "cause":

               (1) Executive acted dishonestly or engaged in willful misconduct in the performance of his duties;

               (2) Executive breached a fiduciary duty for personal profit;

               (3) Executive intentionally failed to perform reasonably assigned duties;

               (4) Executive willfully violated any law, rule or regulation (other than traffic violations or similar offenses); or

               (5) Executive was grossly negligent in the performance of duties.

Upon the early termination of Executive's employment under this Agreement by the Company for "cause" the Company shall pay to Executive (i) an amount equal to Executive's Base Salary accrued through the effective date of termination at the rate in effect at the time notice of termination is given; and (ii) for each completed year of employment with the Company from June 1, 2005 to May 31, 2009, a payment of $400,000 and for a completed year of employment for June 1, 2009 to May 31, 2010, a payment of $1,400,000; and, upon payment of such amounts, the Company shall have no further obligation to Executive under this Agreement. Such amounts shall be paid within 90 days of termination.

          4.3 Death or Disability of Executive. This Agreement shall automatically terminate upon the death of Executive and subject to applicable law, if Executive shall become ill or be injured or otherwise become disabled or incapacitated such that, in the opinion of the Board, he cannot fully carry out and perform his duties hereunder, and such disability or incapacity shall constitute permanent disability under the Company's policies and practices, the Board may, at any time thereafter, by giving Executive prior written notice, fully and finally terminate his employment under this Agreement. Upon the early termination of this Agreement as a result of death or disability, the Company shall pay Executive's estate or Executive, as the case may be: (i) an amount equal to Executive's Base


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Salary accrued through the effective date of termination at the rate in effect at the effective date of termination; (ii) an amount equal to the greater of:
(A) $3,000,000 or (B) a prorated portion (based on the portion of the term of this Agreement that has expired divided by five years) of three percent (3%) of the excess of the public market value of the Company (based on the good-faith determination of the Board of what an IPO of Company would yield as the market value of the Company at such time ("Public Market Value")) over the Book Value of the Company at the time of death or permanent disability; and (iii) any amounts to which Executive is entitled under any other benefit plan of the Company, in each case at the time such payments would by their terms become due any payable, and the Company shall have no further obligations to Executive under this Agreement. Payment will be made within 60 days of termination of the amount set forth in clause (i) and, of the amount set forth in clause (ii), $400,000 for each completed year of service with the Company from June 1, 2005 to May 31, 2009 and $1,400,000 for a completed year of employment for June 1, 2009 to May 31, 2010, with the remainder of the amount specified in clause (ii) to be paid within 12 months of termination. Payment of any amounts owed under any other benefit plan will occur pursuant to the timing set forth therein.

          4.4 Termination Without Cause. Executive's employment under this Agreement may be terminated without cause by giving Executive written notice thereof, effective as of the date provided in such notice. Upon such termination of the employment of Executive, the Company shall pay to Executive: (i) an amount equal to Executive's Base Salary accrued through the effective date of termination at the rate in effect at the effective date of termination; (ii) an amount equal to the greater of: (A) an amount equal to the sum of one year's Base Salary at the rate in effect at the effective date of termination plus a bonus payable pursuant to Section 3.1(2) hereof based on projections for the Company's net income for the following 12 months plus an amount equal to a bonus calculated in accordance with Section 3.1(2) hereof based on a pro rata share of net income for the current fiscal year to the date of termination, or (B) an amount equal to the sum of a bonus calculated in accordance with Section 3.1(2) hereof pro rated based on net income for the current fiscal year through the date of termination plus three percent (3.0%) of the excess of the Public Market Value of the Company over Book Value subject to a minimum of $3,000,000. Such amounts would be payable within 60 days of the date of termination and upon such payments, the Company shall have no further obligations to Executive under this Agreement.

          4.5 Termination by Executive. Executive may, with or without cause, terminate his employment under this Agreement by giving the Company at least six
(6) months' prior written notice of such termination. Upon such termination of employment by Executive, the Company shall pay to Executive: (i) an amount equal to Executive's base salary accrued through the effective date of termination at the rate in effect at the effective date of termination; and (ii) for each completed year of service with the Company from June 1, 2005 to May 31, 2009, a payment of $400,000 and for a completed year of employment for June 1, 2009 to May 31, 2010, a payment of $1,400,000 and upon payment of such amounts,


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the Company shall have no further obligation to Executive under this Agreement.
Such payments will be made in four (4) equal annual installments, beginning within thirty (30) days after the effective date of termination, and will not bear interest.

          4.6 Termination of Employment Upon Expiration of this Agreement. If the parties agree to the termination of Executive's employment upon the expiration of the Term of this Agreement, Executive will be entitled to a payment equal to three percent (3%) of the excess of the Public Market Value of the Company over the Book Value subject to a minimum payment of $3,000,000. Such payment shall be made within 30 days of the date of termination of this Agreement and upon such payment the Company shall have no further obligation to Executive under this Agreement.

          4.7 Termination of Employment Upon Sale of the Company. If Executive's employment is not continued with the Company following consummation of a Sale of the Company as defined in Section 3.2 hereof, in addition to the amounts specified in Section 3.2, Executive shall receive an amount equal to (i) Executive's base salary accrued to the effective date of termination at the rate in effect at the effective date of termination; and (ii) an amount equal to a bonus calculated in accordance with Section 3.1(2) hereof based on a pro rated share of net income for the current fiscal year to the date of termination. Such amount will be payable at the same time payment is made pursuant to Section 3.2 hereof.

     5. Non-Solicitation/Interference Covenant

          5.1 Covenant. During Executive's employment hereunder and for a period of two years following termination of Executive's employment with the Company for any reason, Executive will not for his own account or for any other person or entity, (i) solicit, employ or otherwise engage as an employee, independent contractor, or otherwise, any person who is an employee of the Company or any of its subsidiaries or affiliates; (ii) in an manner attempt or actually induce, any person who is an employee of the Company or any of its subsidiaries or affiliates to terminate his or her employment; or (iii) interfere with the relationship of the Company or any of its subsidiaries or affiliates with any person or entity that, at any time during Executive's employment with the Company was an employee, supplier, contractor, customer, partner or joint-venturer of the Company or any of its subsidiaries or affiliates.

          5.2 Breach. Executive hereby recognizes and acknowledges that irreparable injury or damage shall result to the Company in the event of a breach or threatened breach by Executive of any of the terms or provisions of this Section 5, and Executive therefore agrees that the Company shall be entitled to an injunction restraining Executive from engaging in any activity constituting such breach or threatened breach. Nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedies available to the Company at law or in equity for such breach or threatened breach, including but not limited to, the recovery of damages from Executive and, if


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Executive is an employee of the Company, the termination of his employment with the Company in accordance with the terms and provisions of this Agreement.

          5.3 Survival. Notwithstanding the termination of the employment of Executive or the termination of this Agreement, the provisions of this Section 5 shall survive and be binding upon Executive unless a written agreement which specifically refers to the termination of the obligations and covenants of this
Section 5 is executed by the Company.

     6. Successors; Assigns.

          6.1 This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive's legal representatives.

          6.2 The Company shall have the right to assign this Agreement and to delegate all of its rights, duties and obligations hereunder to any entity which controls the Company or which may be the result of the merger, consolidation, acquisition or reorganization of the Company and another entity. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

          6.3 The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform Section 3.5 of this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

     7. Miscellaneous.

          7.1 THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF GEORGIA, WITHOUT REGARD TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF.

          7.2 Any notices to be given hereunder by either party to the other may be effected by personal delivery in writing, via facsimile transmission or by mail, registered or certified, postage prepaid with return receipt requested. Notices shall be addressed to the parties as follows:


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          If to the Company: Ashton Woods USA, LLC
                             1080 Holcomb Bridge Road
                             Building 200, Suite 358
                             Roswell, GA 30076
                             Attn: Robert Salomon
                             Facsimile: (770) 998-7494

          If to Executive:   Tom Krobot
                             <<Address>>
                             <<City_St_Zip>>

Any party may change his or its address by written notice in accordance with this Section 7.2. Notices delivered personally shall be deemed communicated as of actual receipt; notices sent via facsimile transmission shall be deemed communicated as of receipt by the sender of written confirmation of transmission thereof; mailed notices shall be deemed communicated as of three (3) days after proper mailing.

          7.3 This Agreement supersedes any and all other prior or contemporaneous agreements, either oral or in writing, between the parties hereto with respect to the subject matter hereof and this Agreement contains all of the covenants and agreements between the parties with respect to employment of Executive by the Company.

          7.4 The failure of Executive or the Company to insist upon strict compliance with any provision of this Agreement or the failure to assert any right Executive or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

          7.5 Except as otherwise provided in Section 7.6 hereof, no amendment or modification of this Agreement shall be deemed effective unless and until executed in writing by each party hereto.

          7.6 All agreements and covenants contained herein are severable and in the event any of them shall be held to be invalid by any competent court, this Agreement shall be interpreted as if such invalid agreements or covenants were not contained herein. Should any court or other legally constituted authority determine that for any such agreement or covenant to be effective that it must be modified to limit its duration or scope, the parties hereto shall consider such agreement or covenant to be amended or modified with respect to duration and/or scope so as to comply with the orders of any such court or other legally constituted authority, and as to all other portions of such agreement or covenants they shall remain in full force and effect as originally written.


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          7.7 All headings set forth in this Agreement are intended for convenience only and shall not control or affect the meaning, construction or effect of this Agreement or of any of the provisions hereof.

          7.8 This Agreement may be executed via facsimile transmission signature and in counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

          7.9 All matters to be determined by the Board pursuant to the terms of this Agreement shall be determined by the members of the Board or any duly authorized committee thereof.

          7.10 The Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation. All payments made pursuant to this Agreement shall be structured in a manner to maximize tax and accounting planning for the Company.

          7.11 To the extent that any payments under Section 3.2 or Section 4.7 of this Agreement will be deemed to be "excess parachute payments" under Section 280G and related provisions of the Internal Revenue Code and the regulations promulgated thereunder, as determined in good faith by the Company's counsel or independent auditors, such "excess parachute payments" will not be due and payable to the Executive until such payments have been approved by the Company's equity holders.


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          IN WITNESS WHEREOF, the parties hereto have executed this Employment
Agreement as of the date first written above.


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                                        Tom Krobot

                                        ASHTON WOODS USA, LLC


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                                        Its:
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